Exhibit 99.1

Emmaus Life Sciences Reports Preliminary Gross Sales for the

Three Months Ended September 30, 2019

-- Company Reports Highest Gross Sales Month of 2019 and Total Gross Sales of $7.0 Achieved in the Third Quarter --

Torrance CA, October 11, 2019 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a leader in sickle cell disease (SCD) treatment, today reported preliminary gross sales results of $7.0 million for the third quarter ended September 30, 2019 compared to $6.2 million for the second quarter ended June 30, 2019 based on total boxes shipped. In addition, the company achieved its highest level of monthly gross sales in 2019 with $2.6 million for the month of September.

The company will report its net revenue for the three and nine months ended September 30, 2019 in its upcoming Quarterly Report on Form 10-Q that it expects to be filed on or before November 14, 2019. In accordance with ASC Topic 606 (Revenue from Contracts with Customers) and past filings, net revenue is gross sales less variable consideration such as various discounts, rebates and chargebacks.

“We continue to make progress in the commercialization and roll-out of Endari in the U.S., which is reflected in our preliminary gross sales results for the third quarter,” said Dr. Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus. “Furthermore, we are working with several of our key distributors in accessing additional classes of trade and/or other SCD patient groups in order to make Endari more widely available. In addition, our plans to broaden Endari’s expansion throughout the global marketplace continue to move forward as well as studying the use of the same pharmaceutical-grade L-glutamine oral powder used in Endari as a new therapy for treating patients with diverticulosis and diabetes.”

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmausmedical.com.

About Endari® (L-glutamine oral powder)

Indication - Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information - The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

Sickle cell disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with sickle cell disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle cell disease is a significant unmet medical need, affecting approximately one hundred thousand patients in the U.S. and millions worldwide, the majority of which are of African descent. An estimated 1-in-365 African American children are born with sickle cell disease.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the gross sales and net revenue for the quarter ended September 30, 2019 and possible future financial condition and results of operations of the company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including uncertainties related to the company’s working capital and ability to carry on its existing operations and obtain needed financing and other factors previously disclosed in the company’s reports filed with the Securities and Exchange Commission, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and the company assumes no duty to update them.

Company Contact:	Investor Relations Contact:
Emmaus Life Sciences, Inc.	LifeSci Advisors
Joseph (Jay) C. Sherwood III	Bruce Mackle
Chief Financial Officer	(929) 469-3859
(310) 214-0065, Ext. 3005	bmackle@lifesciadvisors.com

jsherwood@emmauslifesciences.com

Media Contacts: Russo Partners David Schull or Caroline Cunningham (858) 717-2310 david.schull@russopartnersllc.com caroline.cunningham@russopartnersllc.com